Execution Copy

CONTINUING AGREEMENT FOR STANDBY LETTERS OF CREDIT, dated as of November 18, 2010

Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth in Section 27.

Citibank, N.A. (“Citibank”) agrees, at the request and for the account of the undersigned (the “Applicant”) and for the benefit of the Applicant or any of the Applicant’s subsidiaries, from time to time to issue and extend the expiration date of (any such issuance or extension (other than pursuant to the terms of an Evergreen Credit) being an “LC Event”) one or more irrevocable letters of credit (each a “Credit”, and collectively, the “Credits”), up to an aggregate maximum amount not to exceed the amount of the Security Letter of Credit, substantially in accordance with the terms and conditions hereof. In consideration of Citibank’s issuing, from time to time, one or more Credits substantially in accordance with the terms and conditions provided by the Applicant from time to time hereunder (the “Application”) or as otherwise requested by the Applicant in writing, the Applicant unconditionally agrees with Citibank as follows:

1. Conditions to any LC Event. The obligation of Citibank to issue or extend the expiration date (other than pursuant to the terms of an Evergreen Credit) of a Credit hereunder is subject to (a) the delivery to Citibank of the Security Letter of Credit, which shall on the date of any LC Event have an available amount not less than the sum of (i) the aggregate amount of the Credits outstanding on such date, plus (ii) the aggregate amount of Drafts, if any, not reimbursed by or on behalf of the Applicant on such date, plus (iii) the amount of any Credit that the Applicant has requested Citibank to issue on such date, (b) either (i) if such Credit is not an Evergreen Credit, such Credit’s having an expiration date that is no later than five Business Days prior to the expiration date of the Security Letter of Credit or (ii) if such Credit is an Evergreen Credit, such Credit’s providing an opportunity for Citibank to send a notice of non-extension and thereby cause the Credit to expire no later than one year after the date of issuance of such Credit (and each anniversary thereof, if applicable), and, in any event, no later than five Business Days prior to the expiration date of the Security Letter of Credit, (c) Citibank’s having received prior written notice at its office specified below before 2:00 p.m. New York time on the second Business Day prior to the Business Day of such requested LC Event and (d) in the case of the issuance of any Credit, such Credit must be in a form reasonably acceptable to Citibank.

2. Reimbursement. The Applicant will reimburse Citibank, on demand, for the amount of each draft or other request for payment (each, a “Draft”) drawn under a Credit, whether such Draft is presented to Citibank before, on or, if in accordance with applicable law or letter of credit customs and practice, after the expiry date stated in the Credit. Each such reimbursement, together with, if applicable, interest accrued thereon pursuant to Section 4 below, shall be due and payable on the date Citibank makes payment under the Credit, subject to Section 4 below.

3. Commissions, Fees, Charges and Expenses. The Applicant will pay Citibank (a) fees for the issuance and amendment of, and the drawings under, each Credit at such rates and times set forth on Schedule I or at such rates and times as the Applicant and Citibank may otherwise agree in writing, and (b) on demand, all expenses which Citibank may pay or incur with respect to each Credit.

4. Payments; Interest on Past Due Amounts; Computations. All amounts due from the Applicant shall be paid to Citibank at 399 Park Avenue, New York, New York 10043 (or such other address notified to the Applicant in writing), without defense, set-off, cross-claim or counterclaim of any kind, in U.S. dollars and in same day funds, provided, that if any such amount due is based on Citibank's payment in a currency other than U.S. dollars, the Applicant will, at Citibank’s option, reimburse Citibank in such currency or pay the equivalent of such amount in U.S. dollars computed at Citibank's or its correspondent’s currency selling rate applicable to the place, currency and value date on which Citibank pays such amount.

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The Applicant's obligation to make payments in U.S. dollars shall not be satisfied by any tender, or any recovery by Citibank pursuant to any judgment, which is expressed in or converted into any currency other than U.S. dollars, except to the extent that such tender or recovery results in the actual receipt by Citibank in New York of the full amount of U.S. dollars payable under this Agreement. All reimbursement obligations in respect of any Draft shall bear interest from and including the date such Draft was paid by Citibank to but excluding the date such payment is reimbursed in full, and any other amount not paid when due shall bear interest until paid in full, in each case, at a daily fluctuating interest rate per annum equal to two percent per annum above (a) the rate of interest announced publicly from time to time by Citibank in New York as Citibank's Base Rate or (b), if another currency for the Applicant’s payment is agreed to between the Applicant and Citibank, a corresponding base rate in that currency, as selected by Citibank. Unless otherwise agreed in writing as to a Credit and subject to any other provision of this Agreement, all computations of commissions, fees and interest shall be based on a 360-day year and actual days elapsed.

5. Additional Costs. If Citibank determines that the introduction or effectiveness of, or any change in, any law or regulation or compliance with any guideline or request from any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) adopted after the date hereof affects or would affect the amount of capital or reserves required or expected to be maintained by Citibank or any corporation controlling Citibank and Citibank determines that the amount of such capital or reserves is increased by or based upon the existence of one or more Credits, then the Applicant shall pay Citibank on demand from time to time additional amounts sufficient in Citibank's judgment to compensate for the increase. Citibank's certificate as to amounts due shall be conclusive, in the absence of manifest error.

6. Taxes. (a) Any and all payments made to Citibank hereunder shall be made free and clear of and without deduction for any and all present and future taxes (including value-added taxes and withholding taxes), levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding therefrom (i) taxes imposed on Citibank’s overall net income and franchise taxes imposed on Citibank in lieu of net income taxes by the jurisdiction under the laws of which Citibank is organized or any political subdivision thereof and (ii) taxes imposed on Citibank’s overall net income and franchise taxes imposed on Citibank in lieu of net income taxes by the jurisdiction in which the office issuing such Credit is located or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities are hereinafter referred to as "Taxes").

(b) If any Taxes shall be required by law to be deducted from any amount payable to Citibank under this Agreement, the Applicant shall increase such amount as may be necessary so that, after making all required deductions (including deductions applicable to any additional amounts payable under this Section), Citibank receives an amount equal to the amount Citibank would have received had no such deductions been made, the Applicant shall make such deductions and the Applicant shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

(c) In addition, the Applicant shall pay any and all present and future stamp and documentary taxes and any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Credit or from the execution, delivery, registration of, performing under, or otherwise with respect to, this Agreement or as a result of the issuance, maintenance or negotiation of any Credit hereunder (each such payment, an “Other Tax”).

(d) The Applicant shall indemnify Citibank for and hold Citibank harmless against the full amount of Taxes and Other Taxes (including any taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section) imposed on or paid by Citibank or any affiliate of Citibank in respect of any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnity shall be made within 30 days from the date Citibank makes written demand therefor.

(e) Within 30 days after the date of any payment of Taxes, the Applicant shall furnish to Citibank at its address hereunder, the original or a certified copy of a receipt evidencing such payment. In case of any payment hereunder by or on behalf of the Applicant, if the Applicant determines that no Taxes are payable in respect thereof, the Applicant shall, at Citibank’s request, furnish, or cause the payor to furnish, to Citibank an opinion of counsel acceptable to Citibank stating that such payment is exempt from Taxes.

7. Indemnification. The Applicant will indemnify and hold Citibank and its officers, directors, affiliates, employees, attorneys and agents (each, an "Indemnified Person") harmless from and against any and all claims, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees and disbursements, other dispute resolution expenses (including fees and expenses in preparation for a defense of any investigation, litigation or proceeding) and costs of collection that arise out of or in connection with: (a) the issuance of a Credit, (b) any payment or action taken or omitted to be taken in connection with a Credit (including any action or proceeding seeking (i) to restrain any drawing under any Credit, (ii) to compel or restrain the payment of any amount or the taking of any other action under any Credit, (iii) to compel or restrain the taking of any action under this Agreement, or (iv) to obtain similar relief (including by way of interpleader, declaratory judgment, attachment or otherwise), regardless of who the prevailing party is in any such action or proceeding), (c) the enforcement of this Agreement or (d) any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority or any other cause beyond Citibank's control, except in each of (a) through (d) above, to the extent such claim, liability, loss, damage, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct. The Applicant will pay on demand from time to time all amounts owing under this Section.

8. Obligations Absolute: Limitations of Liability. (a) The Applicant's obligations to Citibank under this Agreement and in respect of each Credit (whether absolute or contingent, present or future, collectively, the "Obligations") shall be unqualified, irrevocable and payable in the manner and method provided for under this Agreement irrespective of any one or more of the following circumstances: (i) any lack of validity or enforceability of this Agreement, a Credit, or any other agreement, application, amendment, guaranty, document, or instrument relating thereto, (ii) any change in the time, manner or place of payment of or in any other term of all or any of the Obligations of the Applicant or the obligations of any person or entity that guarantees any of the Obligations, (iii) the existence of any claim, set-off, defense or other right that the Applicant may have at any time against any beneficiary or any transferee of the Credit (or any person or entity for whom any such beneficiary or transferee may be acting), Citibank or any other person or entity, whether in connection with any transaction contemplated by this Agreement or any unrelated transaction, or any claim by Citibank or the Applicant against the beneficiary of a Credit for breach of warranty, (iv) any exchange, release or non-perfection of any collateral or release or amendment or waiver of or consent to depart from the terms of any guarantee or security agreement, for all or any of the Obligations, (v) any Draft, certificate or other document presented under a Credit being forged, fraudulent, invalid or insufficient or any statement therein being untrue or inaccurate, (vi) the issuance of a Credit (or any amendment thereto) in a form other than substantially as requested by the Applicant, unless Citibank receives written notice from the Applicant of such error within three Business Days after the Applicant shall have received a copy of such Credit (or such amendment), (vii) the decision by Citibank not to issue another Credit or an amendment to a Credit requested by the Applicant if the conditions in Section 1 have not been satisfied with respect to such Credit, (viii) any previous Obligation, whether or not paid, arising from Citibank's payment against any Draft, certificate or other document which appeared on its face to be signed or presented by the proper entity but was in fact forged, fraudulent or invalid or any statement therein was untrue or inaccurate, (ix) payment by Citibank under a Credit against presentation of a Draft or other document that does not comply with the terms and conditions of such Credit unless Citibank receives written notice from the Applicant of such discrepancy within three Business Days following the Applicant's receipt of such Draft or other document, and (x) any action or inaction taken or suffered by Citibank or any of its affiliates or correspondents in connection with a Credit or any relevant Draft, certificate or other document, if taken in Good Faith (as defined in Article 5 of the New York Uniform Commercial Code) and in conformity with applicable New York, U.S. or non-U.S. laws, regulations or letter of credit customs and practice.

(b) Without limiting any other provision of this Agreement, Citibank, its affiliates and any of its correspondents: (i) may rely upon any oral, telephonic, telegraphic, facsimile, electronic, written or other communication believed in Good Faith to have been authorized by the Applicant, whether or not given or signed by an authorized person, (ii) shall not be responsible for errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document in connection with a Credit, whether transmitted by courier, mail, telex, any other telecommunication, or otherwise (whether or not they be in cipher), or for errors in interpretation of technical terms or in translation (and Citibank, its affiliates and its correspondents may transmit terms of a Credit without translating them), (iii) shall not be responsible for the identity or authority of any signer or the form, accuracy, genuineness, falsification or legal effect of any Draft, certificate or other document presented under a Credit if such Draft, certificate or other document on its face appears substantially to comply with the terms and conditions of such Credit, (iv) shall not be responsible for any acts or omissions by or the solvency of the beneficiary of a Credit or any other person or entity having any role in any transaction underlying a Credit, (v) may accept or pay as complying with the terms and conditions of a Credit any Draft, certificate or other document appearing on its face (A) substantially to comply with the terms and conditions of such Credit, (B) to be signed or presented by or issued to any successor of the beneficiary or any other person in whose name such Credit requires or authorizes that any Draft, certificate or other document be signed, presented or issued, including any administrator, executor, personal representative, trustee in bankruptcy, debtor in possession, liquidator, receiver, or successor by merger or consolidation, or any other person or entity purporting to act as the representative of or in place of any of the foregoing, or (C) to have been signed, presented or issued after a change of name of the beneficiary, (vi) may disregard (A) any requirement stated in a Credit that any Draft, certificate or other document be presented to it at a particular hour or place and (B) any discrepancies that do not reduce the value of the beneficiary's performance to the Applicant in any transaction underlying such Credit, (vii) may accept as a "Draft" any written or electronic demand or other request for payment under a Credit, even if such demand or other request is not in the form of a negotiable instrument, (viii) shall not be responsible for the effectiveness or suitability of a Credit for the Applicant's purpose, or be regarded as the drafter of a Credit regardless of any assistance that Citibank may, in its discretion, provide to the Applicant in preparing the text of such Credit or amendments thereto, (ix) shall not be liable to the Applicant for any consequential or special damages, or for any damages resulting from any change in the value of any foreign currency, services or goods or other property covered by a Credit, (x) may assert or waive application of any UCP or ISP article primarily benefiting bank issuers, (xi) may honor a previously dishonored presentation under a Credit, whether pursuant to court order, to settle or compromise any claim that it wrongfully dishonored or otherwise and shall be entitled to reimbursement to the same extent as if it had initially honored said presentation plus reimbursement of any interest paid by it, (xii) is authorized (but shall not be required) to disregard any non-documentary conditions stated in any Credit and (xiii) may pay any nominated bank (as such term is defined in UCP 600 (see below) or nominated person (as such term is defined in ISP (see below)) (in either case as designated or permitted by the terms of a Credit) claiming that it rightfully honored under the laws, customs or practice of the place where it is located. None of the circumstances described in this Section shall place Citibank or any of its affiliates or correspondents under any resulting liability to the Applicant.

9. Independence. The Applicant acknowledges that the rights and obligations of Citibank under a Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Credit, including contracts or arrangements between Citibank and the Applicant and between the Applicant and the beneficiary of such Credit. Citibank shall have no duty to notify the Applicant of its receipt of a demand or a Draft, certificate or other document presented under a Credit, but Citibank shall notify the Applicant on the same day on which a Draft has been honored giving rise to the Applicant’s reimbursement obligation hereunder, provided, that failure to provide such notification shall not affect the Applicant’s reimbursement or other payment obligations hereunder. Citibank may, without incurring any liability to the Applicant or impairing its entitlement to reimbursement under this Agreement, honor a demand under a Credit despite notice from the Applicant of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the beneficiary of such Credit or any other person. Citibank shall have no duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of a Credit. Citibank shall have no duty to seek any waiver of discrepancies from the Applicant, nor any duty to grant any waiver of discrepancies that the Applicant approves or requests. Citibank shall have no duty to extend the expiration date or term of a Credit beyond the fifth Business Day prior to the stated expiration date of the Security Letter of Credit or to issue a replacement letter of credit with an expiration date later than the fifth Business Day prior to the expiration date of the Security Letter of Credit, subject in each case to the conditions set forth in Section 1.

10. Transfers. If, at the Applicant's request, a Credit is issued in transferable form, Citibank shall have no duty to determine the proper identity of anyone appearing in any transfer request, Draft, or other document as transferor or transferee, nor shall Citibank be responsible for the validity, appropriateness or correctness of any transfer. Citibank is not obligated to recognize an assignment of proceeds of a Credit unless and until Citibank consents to such assignment; and, except as otherwise required by applicable law, Citibank shall not be obligated to give or withhold its consent to an assignment of proceeds of a Credit. However, if Citibank consents to an assignment of proceeds of a Credit, Citibank shall have no duty to determine the proper identity of anyone appearing to be the assignor or assignee, nor shall Citibank be responsible for the validity, appropriateness or correctness of any such assignment.

11. Extensions and Modifications of the Credits. This Agreement shall be binding upon the Applicant with respect to any extension or modification of a Credit made at the Applicant's request or with the Applicant's consent. The Applicant's Obligations shall not be reduced or impaired in any way by any agreement by Citibank and the beneficiary of a Credit extending Citibank's time to honor or to give notice of discrepancies, and any such agreement shall be binding upon the Applicant.

12. Covenants of the Applicant. The Applicant will, so long as any Credit or any reimbursement or other payment obligation of the Applicant under this Agreement remains outstanding, observe or perform each covenant and agreement applicable to it contained in Article VII of the Credit Agreement.

13. Representations and Warranties of the Applicant. Upon the date hereof, the Applicant makes to Citibank the representations and warranties set forth in Article VI of the Credit Agreement with each reference therein to “this Agreement”, “the Loan Documents”, “hereunder”, “hereof” and words of like import referring to the Credit Agreement being deemed to be a reference to this Agreement. In addition, each request by the Applicant for an amendment to this Agreement or for the issuance of a Credit or for any amendment to any Credit shall constitute the Applicant’s representation and warranty that such representations and warranties are true and correct as if made on the date of such request.

14. Default. Each of the following shall be an "Event of Default" under this Agreement:

(a) after giving effect to the provisions of Section 15(b) below, the Applicant shall fail to pay any principal of any obligation owed to Citibank under this Agreement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or the Applicant shall fail to pay any interest on any obligation owed to Citibank under this Agreement within five days after the same shall become due and payable;

(b) the Applicant shall default in the payment of any other amount payable hereunder when due and such default continues for a period of 30 days;

(c) the Applicant shall default in the performance, or breach, of any term, covenant or warranty of the Applicant in this Agreement (other than a term, covenant or warranty a default in whose performance or whose breach is specifically dealt with in paragraph (a) or (b) above), and such default or breach continues for a period of 90 days after there has been given to Citibank or to the Applicant by Citibank in a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(d) any representation or warranty made in this Agreement, and Application or any other document delivered by it under this Agreement, shall prove to have been incorrect in any material respect when made, deemed made or delivered; or

(e) a Default (as defined in the Credit Agreement) shall occur and be continuing.

15. Remedies; Security Letter of Credit Proceeds. (a) If any Event of Default shall have occurred and be continuing, the aggregate of the face amounts of all Credits as well as any or all other Obligations, whether or not matured or contingent, shall, at Citibank's option, become due and payable immediately without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by the Applicant; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Applicant under applicable bankruptcy or insolvency law, the aggregate of the face amounts of all Credits as well as all other Obligations, whether or not matured or contingent, shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Applicant. In addition, Citibank may (i) if any Credit shall not have been issued, by notice to the Applicant declare its obligation to issue any Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) send notice to the Applicant of the occurrence of an Event of Default thereby resulting in Citibank’s ability to pursue all other remedies available at law, by contract, in equity or otherwise.

(b) Citibank agrees, to the fullest extent permitted by law, (i) to draw on the Security Letter of Credit to satisfy any Obligations in respect of reimbursement for the principal amount of Drafts due and payable hereunder before exercising any other remedy that might be available to Citibank, (ii) to apply the proceeds of each draw under the Security Letter of Credit directly to the satisfaction of the Obligations due and payable at the time of such draw and (iii) to apply any remaining amount of such draw (and any proceeds or investments thereof) directly to the other Obligations, when and as such Obligations become due and payable (such drawn amounts and any proceeds or investments thereof, “Security Letter of Credit Proceeds”). Receipt or application of the Security Letter of Credit Proceeds to the Obligations in accordance with the foregoing shall constitute for all purposes of this Agreement (including reinstatement, if applicable, of amounts available to be drawn under any Credit) satisfaction of the Obligations to the extent of the amounts so applied.

(c) The Applicant agrees that Citibank will have the sole right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Security Letter of Credit Proceeds it holds, free from any claim or right of any nature whatsoever of the Applicant, including any equity or right of redemption by the Applicant. For purposes of any rights or remedies authorized under this Agreement, Citibank will be deemed to continue to hold all Security Letter of Credit Proceeds, regardless of whether Citibank has exercised any rights with respect to any Security Letter of Credit Proceeds pursuant to the preceding sentence.

(d) Citibank agrees that promptly following the Termination Date, Citibank will return all Security Letter of Credit Proceeds, if any, then held by Citibank to the issuer of the Security Letter of Credit. Citibank and the Applicant agree that, for the avoidance of doubt, (i) the Security Letter of Credit Proceeds are the property of Citibank and not of the Applicant, (ii) the Applicant has no interest in the Security Letter of Credit or any Security Letter of Credit Proceeds other than the right to receive any remaining Security Letter of Credit Proceeds following the Termination Date as described in the immediately preceding sentence, and (iii) this Agreement does not constitute a transfer of the property of the Applicant.

(e) The Applicant agrees that, from time to time upon the written request of Citibank, the Applicant will execute and deliver such further documents and do such other acts and things as Citibank may reasonably request in order fully to effect the purposes of this subsection. Citibank may employ agents and attorneys in fact in connection with this Section and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith.

16. Set-off. If any Event of Default shall occur and be continuing, Citibank may set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Citibank or any of its affiliates to or for the credit or the account of Applicant ("Deposits") against any and all of the Obligations, irrespective of whether or not Citibank shall have made any demand under this Agreement and although such Deposits or Obligations may be unmatured or contingent. Citibank's rights under this Section are in addition to other rights and remedies (including other rights of set-off) which Citibank may have under this Agreement or applicable law.

17. Waiver of Immunity. The Applicant acknowledges that this Agreement is, and each Credit will be, entered into for commercial purposes and, to the extent that the Applicant now or later acquires any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Applicant now irrevocably waives its immunity with respect to the Obligations.

18. Notices; Co-Applicants; Interpretation; Severability. (a) Notices shall be effective, if to the Applicant, when sent to its address indicated below the signature line and, if to Citibank, when received at c/o Citicorp North America, Inc., 3800 Citibank Center, Building B, 3rd Floor, Tampa, Florida 33610, Attention: Standby Letter of Credit Department, facsimile number: 813-604-7187, with a copy to Citicorp North America, Inc., 3800 Citibank Center, Tampa FL 33610, or, as to either party, such other address as either may notify the other in writing. Notices to the beneficiary of a Credit shall be effective when sent to the address maintained in Citibank's letter of credit records for such beneficiary, and the Applicant agrees to hold Citibank harmless with respect to any claim by the beneficiary of non-receipt of such a notice.

(b) If this Agreement is signed by two or more persons or entities, (i) each such person or entity shall be deemed an "Applicant" hereunder, (ii) each Applicant shall be jointly and severally liable for all Obligations and waives any defense that might otherwise be available to a guarantor of such Obligations, and (iii) notices from Citibank in connection with this Agreement or a Credit to any Applicant and notices from, or the consent of, any Applicant in connection with this Agreement or a Credit shall be sufficient to bind all Applicants.

(c) Headings are included only for convenience and are not interpretive. The term "including" means "including without limitation."

(d) If any provision of this Agreement is held illegal or unenforceable, the validity of the remaining provisions shall not be affected.

19. Successors and Assigns. This Agreement shall be binding upon the Applicant and its successors and permitted assigns, and shall inure to the benefit of and be enforceable by Citibank, its successors and assigns. The Applicant shall not voluntarily transfer or otherwise assign any of its obligations under this Agreement. Citibank may transfer or otherwise assign its rights and obligations under this Agreement, in whole or in part, and shall be forever relieved from any liability with respect to the portion of Citibank's rights or obligations transferred or assigned. The Applicant acknowledges that information pertaining to the Applicant as it relates to this Agreement or a Credit may be disclosed to (actual or potential transferees, assignees, affiliates, contractors or, if required by law, court order or mandate, governmental authorities. This Agreement shall not be construed to confer any right or benefit upon any person or entity other than the Applicant and Citibank and their respective successors and permitted assigns.

20. Modification; No Waiver. None of the terms of this Agreement may be waived or amended except in a writing signed by the party against whose interest the term is waived or amended. Forbearance, failure or delay by Citibank in the exercise of a remedy shall not constitute a waiver, nor shall any exercise or partial exercise of any remedy preclude any further exercise of that or any other remedy. Any waiver or consent by Citibank shall be effective only in the specific instance and for the specific purpose for which it is given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent.

21. Multiple Role Disclosure. Citibank and its affiliates offer a wide range of financial services, including back-office letter of credit processing services on behalf of financial institutions and letter of credit beneficiaries. Such services are provided internationally to a wide range of customers, some of whom may be the Applicant's counterparties or competitors. The Applicant acknowledges and accepts that Citibank and its affiliates may perform more than one role in relation to a particular Credit, including to advise a Credit notwithstanding the selection by the Applicant of an additional or alternative advising bank.

22. Continuing Agreement; Entire Agreement; Remedies Cumulative; Delivery by Facsimile. (a) This Agreement is a continuing agreement and all Credit to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. This Agreement constitutes the entire agreement between the parties concerning Citibank's issuance of Credits for the Applicant's account and supersedes all prior agreements governing such issuance unless specifically excluded in an annex hereto.

(b) All rights and remedies of Citibank under this Agreement and other documents delivered in connection with this Agreement or otherwise directly or indirectly related to the Obligations are cumulative and in addition to any other right or remedy available under this Agreement, a Credit or applicable law.

(c) The Applicant may submit an executed Application for a Credit in original form, via a Citibank electronic banking platform such as "CitiDirect" or by fax, email attachment or other electronic means. The Applicant will be bound by any instructions so given. Delivery of a signed signature page to this Agreement by facsimile transmission or email attachment shall be effective as, and shall constitute physical delivery of, a signed original counterpart of this Agreement.

23. Termination; Surviving Provisions. (a) This Agreement may be terminated by the Applicant only upon the occurrence of all of the following: (i) 30 days shall have passed since Citibank shall have actually received written notice of such termination from the Applicant; (ii) the amount of all Obligations, whether matured or contingent, shall have been paid to Citibank (and for the avoidance of doubt, the creation of any overdraft in the Applicant’s account with Citibank shall not discharge the Applicant’s Obligations hereunder); (iii) all Credits expiring at Citibank’s counters shall have expired or been cancelled by Citibank; and (iv) as to all Credits expiring at the counters of institutions other than Citibank, a reasonable time (at least 30 days, as determined in good faith by Citibank) shall have passed following the expiration or cancellation by Citibank of all such Credits in order to allow such institutions to present documents to Citibank.

(b) Restrictive provisions in this Agreement, such as indemnity, tax, immunity and jurisdiction provisions shall survive termination of this Agreement, expiration of all Credits, and payment of the Obligations.

(c) If a Credit is issued in favor of any bank, Citibank branch or other entity in support of an undertaking issued by such bank, branch or entity on behalf of the Applicant or Citibank, the Applicant shall remain liable under this Agreement (even after expiry of the Credit) for amounts paid and expenses incurred by Citibank with respect to the Credit or such undertaking until such time as Citibank or such other bank, branch or entity shall have no further liability, under applicable law, in connection with such undertaking.

24. Governing Law; Governing Rules. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE APPLICANT AND CITIBANK HEREUNDER SHALL BE GOVERNED BY AND SUBJECT TO THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE U.S. FEDERAL LAWS.

(b) The Applicant agrees that Citibank may issue any Credit subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce ("ICC") Publication No. 600 (the "UCP") or the International Standby Practices, ICC Publication No. 590 (the "ISP") or, at Citibank's option, such later revision thereof or other ICC rules in effect at the time of issuance of the Credit. Citibank's privileges, rights and remedies under ICC rules shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein. The UCP and the ISP (or such later revision of either), shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof.

(c) The Applicant agrees that for matters not addressed by the UCP or the ISP, each Credit shall be subject to and governed by the laws of the State of New York and applicable U.S. Federal laws. If, at the Applicant's request, a Credit expressly chooses a state or country law other than New York State law and U.S. Federal law, or is silent with respect to the choice of the UCP, the ISP or a governing law, Citibank shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by Citibank if such action or inaction is or would be justified under the UCP, the ISP, New York law, applicable U.S. Federal law or the law governing such Credit.

25. Jurisdiction; Service of Process. (a) This Agreement shall be deemed to have been made in New York County, New York, regardless of the order in which the signatures of the parties shall be affixed hereto. The Applicant now irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in New York County, New York, for itself, and in respect of any of its property and, if a law other than New York State law has been chosen to govern a Credit, the Applicant also now irrevocably submits to the non-exclusive jurisdiction of any court sitting in such jurisdiction with respect to that Credit. The Applicant agrees not to bring any action or proceeding against Citibank with respect to that Credit in any jurisdiction other than those described in the immediately preceding sentence with respect to the same Credit. The Applicant irrevocably waives any objection to venue or any claim of inconvenient forum.

(b) The Applicant agrees that any service of process or other notice of legal process may be served upon it by mail or hand delivery if sent to:

ArvinMeritor, Inc.
213 West Maple Road
Troy, MI 48084
Attention: General Counsel

which the Applicant now designates its authorized agent for service of process with respect to the courts located in the State of New York in relation to the Credits and this Agreement. (If no authorized agent is designated in the space provided above, the Applicant agrees that process shall be deemed served if sent to its address given for notices under this Agreement.) The Applicant agrees that nothing in this Agreement shall affect Citibank's right to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Applicant in any other jurisdiction. The Applicant agrees that final judgment against it in any action or proceeding shall be enforceable in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified copy of which shall be conclusive evidence of the judgment.

26. JURY TRIAL WAIVER. THE APPLICANT AND CITIBANK EACH IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM, COUNTERCLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT, OR ANY DEALINGS WITH ONE ANOTHER RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

27. Defined Terms. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the following meanings:

“Applicant” shall have the meaning set forth in the Preamble hereto.

“Business Day” means any day that is not Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed. Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit” shall have the meaning set forth in the title Caption of this Agreement.

“Credit Agreement” means the Credit Agreement, dated as of November 18, 2010, among ArvinMeritor, Inc., as borrower, the lenders named therein, Citicorp USA, Inc., as issuing bank and administrative agent, and The Bank of New York Mellon, as paying agent, as amended, supplemented, modified, amended and restated or refinanced from time to time.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposits” shall have the meaning set forth in Section 16 hereto.

“Draft” shall have the meaning set forth in Section 2 hereto.

“Event of Default” shall have the meaning set forth in Section 14 hereto.

“Evergreen Credit” means a Credit that expressly provides that the stated expiry date of such Credit will automatically be extended for one or more successive periods of time unless Citibank delivers to the beneficiary of such Credit notice within a specified time period that Citibank has elected not to extend such stated expiry date.

“Indemnified Person” shall have the meaning set forth in Section 7 hereto.

“ISP” shall have the meaning set forth in Section 24 hereto.

“LC Event” shall have the meaning set forth in the Preamble hereto.

“Obligations” shall have the meaning set forth in Section 8 hereto.

“Other Tax” shall have the meaning set forth in Section 6 hereto.

“Security Letter of Credit” means a letter of credit issued by Citicorp USA, Inc. naming Citibank as beneficiary to support the payment by the Applicant of the Obligations and otherwise in form and substance to Citibank.

“Security Letter of Credit Proceeds” shall have the meaning set forth in Section 15 hereto.

“Taxes” shall have the meaning set forth in Section 6 hereto.

“Termination Date” means the later to occur of (a) the termination of the Security Letter of Credit and (b) the date of the termination or expiry of all Credits and the payment in full (including, without limitation, by application of Security Letter of Credit Proceeds in accordance with this Agreement) of all Obligations that are or may become payable.

“U.S.” means the United States of America.

“UCP” shall have the meaning set forth in Section 24 hereto.

Very truly yours,

Applicant:

ARVINMERITOR, INC.
Company Name
/s/ Jeffrey Craig
By: Authorized Signer
Jeffrey Craig
Print Name
Senior Vice President and Chief Financial Officer
Title

213 West Maple Road, Troy, MI 48084
Address

Date

Co-Applicant (if any):

Company Name

By: Authorized Signer

Print Name

Title

Address

Date

/s/ Wayne Beckman Managing Director
(For Citibank Use Only)
Approvals to Issue

Relationship Manager (Signature & Stamp)

/s/ Sarah Terner Vice President
Other required Signature & Stamp

Schedule I
to Continuing Agreement For Standby Letters of Credit

Credit Fees

All fees listed below shall be payable in advance.

Issuance of a Credit: $1,000

Amendment of a Credit: $500